Exhibit 10.2

EXECUTION VERSION

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) dated this 3rd day of March 2013 is entered into by and between Tuesday Morning Corporation (the “Company”) and Brady Churches (the “Consultant”).  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Consulting Period.  The Company shall retain the Consultant pursuant to the terms of this Agreement, and the Consultant shall provide the “Services” (as defined in Section 2 hereof), for a term of one year from the date of this Agreement.  Notwithstanding the foregoing, the Consultant or the Company may terminate the consulting arrangement hereunder at any time and for any reason (or no reason) by providing the other party with at least 10 calendar days’ advance written notice of such termination.  The period of time during which the Consultant is performing services to the Company hereunder shall be referred to herein as the “Consulting Period.”

2.                                      Services.  During the Consulting Period, the Company hereby retains the Consultant to  perform such services as the Company may reasonably request from time to time, including, without limitation, (a) providing transition services to facilitate a smooth transition of the Consultant’s job responsibilities to the Consultant’s successor, and (b) responding and providing information with regard to matters in which the Consultant has knowledge as a result of the Consultant’s prior employment with the Company, including, but not limited to selecting merchandise (the “Services”).  The Consultant may perform the Services at such times and in such manner as reasonably requested by the Company from time to time; provided that, the Consultant may perform the Service from any location of the Consultant’s choice and so long as the Consultant is available to report by telephone or in person as reasonably requested by the Company.  The Consultant shall report directly to the Company’s chief executive officer.  The Company shall neither have nor exercise any control over the methods by which the Consultant accomplishes the performance of the Services. The Consultant agrees to provide up to seven hours of Services per week, and shall not be obligated to provide more than seven hours of Services per week.

3.                                      Consulting Fees; Business Expenses.  In consideration for the services, the Company shall pay to Consultant (i) $125,000 in a single lump sum payment on March 11, 2013 by wire transfer to an account designated by the Consultant and (ii)$96,000 in 12 consecutive equal monthly payments of $8,000 commencing on April 1, 2013.  In the event (A) the Consultant terminates this Agreement, or (B) the Company terminates this Agreement due to a breach of the Separation Agreement by and between the Company and the Consultant dated the date of this Agreement (the “Separation Agreement”) or a breach of the Employment Agreement occurring after March 3, 2013, the Company shall have no further obligation to pay consulting fees to Consultant beginning with the first day of the calendar month following such termination; provided that in no event will the Consultant have any obligation to repay any amounts previously paid to the Consultant under this Agreement.  In addition, upon presentation of appropriate documentation, the Consultant shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the Consultant’s performance of the Services. In compliance with Section 409A (as defined in the Employment Agreement), the amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; the reimbursement of eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; the reimbursement(s) shall not be subject to liquidation or exchange for another benefit; and each reimbursement payment shall be one of a series of separate payments (and each shall be construed as a separately identified payment) for purposes of Section 409A.

4.                                      Independent Contractor Status.  The Consultant acknowledges and agrees that the Consultant’s status at all times shall be that of an independent contractor, and that the Consultant may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor.  The parties hereby acknowledge and agree that all consulting fees paid pursuant to Section 3 hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose.  The Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Consultant’s sole and complete responsibility and that the Consultant will pay all taxes, if any, assessed on such payments under the applicable laws of any federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company.  The Consultant also agrees that during the Consulting Period, the Consultant shall not be entitled to participate in any of the employee benefit plans or arrangements of the Company, except as provided under the Separation Agreement.

5.                                      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the choice of law principles thereof.

6.                                      Assignment.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 6, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

7.                                      Notices.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:	At the address (or to the facsimile number)
shown on the records of the Company.

If to the Company:	Tuesday Morning Corporation
6250 LBJ Freeway
Dallas, Texas 75240
Attn: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.                                      Severability.  To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

9.                                      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and such officer or other authorized individual as may be designated by the Board of Directors of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

COMPANY		CONSULTANT

By:	/s/ Meredith W. Bjorck	/s/ Brady Churches
Brady Churches
Name:	Meredith W. Bjorck

Title:	SVP, General Counsel and Secretary